Largo Vista Group Signs Agreement in Principal with Shanghai Offshore Oil Group -- HK -- Co., Ltd

Monday March 21, 6:00 am ET

NEWPORT BEACH, Calif.--(BUSINESS WIRE)--March 21, 2005--Largo Vista Group, Ltd. (OTCBB:LGOV - News) announced today that negotiations with Shanghai Offshore Oil Group (HK) Co., Ltd. have resulted in the signing of an Agreement in Principal. This agreement will lead to a final signed contract benefiting Largo Vista, as the beneficiary, in revenues and profits through the provision of petrochemicals from Russia to established end-users in China. The initial three deliveries will begin at 30,000 metric tons per month and subsequently increase to 200,000 metric tons. Specifics of the actual terms, conditions, and length of contracts will be announced once the final contract is signed.

Currently China is increasing their emergency oil stockpile to about one month's consumption. China's nationwide storage capacity is expected to reach 150 million barrels by 2007. The U.S. Energy Information Administration forecast China's crude oil consumption could more than double to 12.8 million barrels a day over the next twenty years.

Largo Vista Group, Ltd. provides China with environmentally friendly energy alternatives and is the leader for residential LPG (liquid petroleum gas) pipeline construction in the Guizhou Province (population 40 million). LGOV has headquarters in the U.S., with offices in both China and Vietnam. For more information about the company please visit: http://www.largovista.com/.

The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially due to a variety of factors, including without limitation the Company's ability to produce and market products and or services and other risks detailed from time to time in their Company's reports with the Securities Exchange Commission.

Contact:
Largo Vista Group, Ltd.
Investor Relations, 949-252-2180